Exhibit 99.1

Investor Contact:	Press Contact:

Steve Kunszabo	Jessica Yingling
Organovo Holdings, Inc.	Little Dog Communications
+1 (858) 224-1092	+1 (858) 480-2411
skunszabo@organovo.com	jessica@litldog.com

ORGANOVO APPOINTS TWO NEW MEMBERS TO BOARD OF DIRECTORS

SAN DIEGO – August 18, 2016 – Organovo Holdings, Inc. (NASDAQ:ONVO) (“Organovo”), a three-dimensional biology company focused on delivering scientific and medical breakthroughs using its 3D bioprinting technology, today announced that its board of directors has appointed two new members. Mark Kessel, co-founder and partner of Symphony Capital LLC, and Richard Maroun, executive partner at Frazier Healthcare Partners, will join Organovo’s board, effective today. The appointments increase the number of Organovo directors to seven.

“Mark and Rick bring tremendous capital markets, corporate governance, operational and strategic management expertise to our organization,” said Keith Murphy, chairman and chief executive officer, Organovo. “Their leadership experience across the life sciences sector adds to the strength of our already outstanding board, and I’m confident they’ll make significant contributions as we enter our next phase of commercial growth and build value for our shareholders. I’m grateful for their willingness to join the board at such an important time in our organizational development, as well as the ongoing support from all of our directors.”

With their addition to the board, Kessel will become a member of the Nominating and Corporate Governance Committee and the Science and Technology Committee, while Maroun will join the Audit and Compensation Committees.

Mark Kessel is a partner of Symphony Capital, LLC, a private equity firm he co-founded in 2002 that invests in biopharmaceutical company clinical development programs. He is also Of Counsel at Shearman & Sterling and a member of the firm’s capital markets group. Previously, from 1971 to 2001, Mr. Kessel held various roles at Shearman & Sterling, including as managing partner leading the international law firm’s day-to-day operations. He helped build the firm, serving as a leader in the healthcare, biopharmaceutical, agricultural biotech, high-tech, and financial services practices. He also established the firm’s San Francisco office, serving as its managing partner and turning it into the leader in M&A, capital markets, corporate governance, and intellectual property and licensing issues. Mr. Kessel has previously served on several public biopharmaceutical company boards.

Richard Maroun is an executive partner at Frazier Healthcare Partners, a private equity and venture capital firm specializing in healthcare-focused investments. Before joining Frazier in 2015, Maroun was senior vice president and general counsel of Aptalis Pharmaceuticals from 2012 to 2014. He has also held numerous senior executive roles for APP Pharmaceuticals, Abraxis BioScience and American BioScience Inc. Mr. Maroun has worked with major financial organizations and independent law firms, and has held both legal and financial positions with companies including Merrill Lynch, Deloitte & Touche and McDonough, Holland & Allen. Mr. Maroun currently serves on the board of Leiter’s Enterprises, a private portfolio company of Frazier Healthcare Partners, and the Board of Trustees of John Caroll University.

About Organovo Holdings, Inc.

Organovo designs and creates functional, three-dimensional human tissues for use in medical research and therapeutic applications. The Company develops 3D human tissue models through internal development and in collaboration with pharmaceutical, academic and other partners. Organovo’s 3D human tissues have the potential to accelerate the drug discovery process, enabling treatments to be developed faster and at lower cost. The Company’s initial product is the exVive3DTM Human Liver Tissue for use in toxicology and other preclinical drug testing. Additional products are in development, with the anticipated release of the exVive3D Human Kidney Tissue scheduled for the third quarter of calendar year 2016. The Company also actively conducts early research on specific tissues for therapeutic use in direct surgical applications. In addition to numerous scientific publications, the Company’s technology has been featured in The Wall Street Journal, Time Magazine, The Economist, Forbes, and numerous other media outlets. Organovo is changing the shape of life science research and transforming medical care. Learn more at www.organovo.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause the Company’s actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to develop, market and sell products and services based on its technology; the expected benefits and efficacy of the Company’s products, services and technology; the market acceptance of the Company’s products and services; the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies; the Company’s ability to successfully complete the contracts and recognize the revenue represented by the contracts included in its previously reported total contract bookings and secure additional contracted collaborative relationships. These and other factors are identified and described in more detail in the Company’s filings with the SEC, including its Annual Report on Form 10-K filed with the SEC on June 9, 2016. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that the Company may issue in the future. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

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